Exhibit 99.1

4400 POST OAK PARKWAY SUITE 2600 HOUSTON, TEXAS 77027

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES TERMINATION OF

DEQUINCY ASSETS SALES AGREEMENT

HOUSTON - (Business Wire) — December 8, 2014 - Midstates Petroleum Company, Inc. (NYSE: MPO) (the “Company”) announced today that the buyer in the transaction for the sale of the Company’s DeQuincy area assets in Louisiana has terminated the purchase and sale agreement (“PSA”).  The DeQuincy assets continue to produce approximately 1,400 barrels of oil equivalent (70% oil) and generated in excess of $20 million in Adjusted EBITDA between the April 1st effective date of the PSA and the previously expected closing date of November 30th, which the Company will now retain. Additionally, these assets are expected to generate approximately $13 - 17 million in Adjusted EBITDA during 2015 at current commodity prices.  The buyer also paid a $5 million deposit that the Company believes it is entitled to retain under the PSA.

Dr. Peter Hill, Interim President and CEO of Midstates commented, “Although this transaction for our DeQuincy assets was not completed, we are strongly committed to maintaining our strategy of delivering financial stability and capital discipline.  We have the operational flexibility to react quickly to the current uncertain pricing environment, with short term rig and service contracts and a strong hedging program through 2015.  With this, we will continue to manage our operating plan to ensure Adjusted EBITDA outpaces operating capex in 2015 in order to protect our liquidity through 2015 and beyond.  There continues to be interest in these assets from other buyers, and we continue to pursue other asset sales and asset monetizations.”

Other Information

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act.  They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. Midstates’ drilling and completion efforts are currently focused in the Mississippian Lime oil play in Oklahoma and Anadarko Basin in Texas and Oklahoma.  The Company’s operations also include the upper Gulf Coast tertiary trend in central Louisiana.  Additional information about the Company is available at www.midstatespetroleum.com.

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Source: Midstates Petroleum Company, Inc.

Contact:

Chris Delange, (713) 595-9411

chris.delange@midstatespetroleum.com

or

Al Petrie, (713) 595-9427

Al.Petrie@midstatespetroleum.com